DSW Inc. Reports First Quarter 2015 Financial Results

•	First quarter sales increase 9.4% to $655 million; comparable sales increase 5.1%

•	First quarter EPS increases 26.2% to $0.53 per share

•	Company reiterates full year outlook for EPS in the range of $1.80 to $1.90 per share, with low to mid single digit comparable sales growth

•	Board of Directors approves a quarterly dividend of $0.20 per share

COLUMBUS, Ohio, May 27, 2015 - DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced financial results for the thirteen week period ended May 2, 2015, which compares to the thirteen week period ended May 3, 2014.

Mike MacDonald, President and Chief Executive Officer stated, ''Our first quarter performance was a solid start to the spring season. Athletic footwear provided the strongest sales increase, but all major categories posted solid growth. Healthy regular priced sales and lower clearance inventory than last year drove a significant improvement in our gross profit rate. The West Coast port congestion delayed some receipts, but we released pre-buy merchandise to mitigate the impact on sales."

"We are making significant strides in expanding our customer's access to the full breadth of our assortment throughout the chain. Following the successful roll out of our ship-from-store program last year, we are piloting new technology to provide in-store customers access to additional styles, colors and sizes. These tools, coupled with enhanced customer engagement, will deliver an endless aisle experience that will separate DSW from the competition," Mr. MacDonald added.

First Quarter Operating Results

•	Sales increased 9.4% to $655 million compared to last year's sales of $599 million.

•	Comparable sales increased by 5.1% compared to last year's decrease of 3.7%.

•	Gross profit increased 110 bps, driven by 85 bps increase in merchandise margin and 25 bps of occupancy, distribution and fulfillment rate leverage.

•	Operating expense rate delevered by 10 bps driven by stock and incentive compensation, partially offset by leverage of store and home office expenses.

•	The Company recorded non-operating income of $3.3 million or $0.02 per share from a foreign currency gain related to the purchase of Canadian dollars during the quarter.

•	Net income increased by 22.6% to $47.4 million. Earnings per share increased by 26.2% to $0.53 per diluted share.

First Quarter Balance Sheet Highlights

•	Cash, short term and long term investments totaled $456 million compared to $548 million in the first quarter last year.

•
In anticipation of the future purchase of the remaining interest in Town Shoes of Canada, the Company purchased $100 million Canadian dollars (approximately $79 million US dollars) to take advantage of the favorable USD/CAD exchange rate.

•
Inventories were $512 million compared to $420 million during the first quarter last year. On a cost per square foot basis, DSW inventories increased by 13.8% at the end of the quarter. Excluding pre-buy merchandise, inventories on a cost per square foot increased by 8.5%, with close to half of the increase driven by receipt timing.

Regular Dividend
On May 22, 2015, DSW Inc.'s Board of Directors declared a quarterly cash dividend payment of $0.20 per share. The dividend will be paid on June 30, 2015 to shareholders of record at the close of business on June 19, 2015.

Fiscal 2015 Annual Outlook
For the fifty-two week fiscal year ending January 30, 2016, the Company reiterated its earnings outlook to range from $1.80 to $1.90 per share. Total revenues are expected to increase in the 7%-8% range, driven by low to mid single digit comparable sales growth and the opening of 35 to 40 new stores. This EPS range assumes $0.03 to $0.04 per share contribution from Town Shoes of Canada.

Webcast and Conference Call
To hear the Company's live earnings conference call, log on to http://www.dswinc.com/ today at 8:30 a.m. Eastern Time, or call 1-888-317-6003 in the U.S. or 1-412-317-6061 outside the U.S. using passcode 7579745 approximately ten minutes prior to the start of the call. A telephone replay of this call will be available until 5:00 p.m. Eastern Time on June 3, 2015 and can be accessed by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 outside the U.S. and using conference number 10065822. An audio replay of the conference call, as well as additional financial information, will also be available at http://www.dswinc.com.

About DSW Inc.
DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids. As of May 27, 2015, DSW operates 450 stores in 42 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW Inc. also supplies footwear to 374 locations in the United States under the Affiliated Business Group. For store locations and additional information about DSW Inc., visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and Facebook at http://www.facebook.com/DSW.

DSW INC.
Q1 2015 SEGMENT RESULTS

Net sales by reportable segment

	Thirteen weeks ended
	May 2, 2015	May 3, 2014	% change
	(in thousands)

DSW	$612,211	$558,866	9.5%
Affiliated Business Group	43,275	40,081	8.0%
DSW Inc. net sales	$655,486	$598,947	9.4%

Comparable sales change by reportable segment

	Thirteen weeks ended
	May 2, 2015	May 3, 2014
DSW	5.1%	(4.0)%
Affiliated Business Group	5.0%	0.9%
Total DSW Inc.	5.1%	(3.7)%

Gross profit by reportable segment
	Three months ended
	May 2, 2015	May 3, 2014
DSW segment	33.3%	31.9%
ABG segment	20.8%	24.3%
DSW Inc.	32.5%	31.4%

Square footage data
	As of
	May 2, 2015	May 3, 2014
DSW stores open, end of period	449	408
DSW total square footage (in thousands)	9,550	8,895

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our "Fiscal 2015 Annual Outlook," are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in executing our omni-channel strategy; our success in opening and operating new stores on a timely and profitable basis; maintaining strong relationships with our vendors; our ability to anticipate and respond to fashion trends; disruption of our distribution and/or fulfillment operations; continuation of supply agreements and the financial condition of our affiliated business partners; fluctuation of our comparable sales and quarterly financial performance; risks related to our information systems and data; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; our reliance on our DSW Rewards program and marketing to drive traffic, sales and customer loyalty; uncertain general economic conditions; our reliance on foreign sources for merchandise and risks inherent to international trade; risks related to our handling of sensitive and confidential data; risks related to leases of our properties; risks related to the realization of benefits related to our equity interest in Town Shoes, a leading branded shoe retailer in Canada; foreign currency exchange risk; and risks related to our cash and investments. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company's latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	May 2, 2015	January 31, 2015	May 3, 2014
Assets
Cash and equivalents	$206,868	$59,171	$132,900
Short-term investments	128,705	171,201	179,877
Accounts receivable, net	24,181	24,407	22,776
Inventories	512,096	450,836	419,983
Prepaid expenses and other current assets	46,794	43,108	45,377
Deferred income taxes	21,858	19,747	20,394
Total current assets	940,502	768,470	821,307

Property and equipment, net	346,912	337,903	327,560
Long-term investments	120,724	216,756	235,411
Goodwill	25,899	25,899	25,899
Deferred income taxes	9,588	11,332	11,598
Investment in Town Shoes	22,952	25,887	—
Note receivable from Town Shoes	46,686	43,304	—
Other assets	8,697	8,692	9,570
Total assets	$1,521,960	$1,438,243	$1,431,345

Liabilities and shareholders' equity
Accounts payable	$195,406	$170,610	$150,161
Accrued expenses	136,374	113,180	120,483
Total current liabilities	331,780	283,790	270,644

Non-current liabilities	141,393	143,333	137,413
Total shareholders' equity	1,048,787	1,011,120	1,023,288
Total liabilities and shareholders' equity	$1,521,960	$1,438,243	$1,431,345

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended
	May 2, 2015	May 3, 2014
Net sales	$655,486	$598,947
Cost of sales	(442,428)	(410,942)
Gross profit	213,058	188,005
Operating expenses	(139,486)	(126,754)
Operating profit	73,572	61,251
Interest income, net	920	991
Non-operating income	3,312	—
Income before income taxes and loss from Town Shoes	77,804	62,242
Income tax provision	(29,096)	(23,603)
Loss from Town Shoes	(1,342)	—
Net income	$47,366	$38,639

Diluted shares used in per share calculations:	89,624	92,107

Diluted earnings per share:
Diluted earnings per share	$0.53	$0.42